Exhibit 99.1

     Movie Gallery Reports Same-Store Revenues for the 2004-Third Quarter

    DOTHAN, Ala., Oct. 7 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI), one of the nation's leading video retailers, today announced a 2.5% decrease in same-store revenues for the 2004-third quarter. Excluding those stores that were temporarily closed due to Hurricanes Charley, Frances, Ivan, and Jeanne, same-store revenues would have decreased 2.0% for the 2004-third quarter. Previously, the Company indicated that same-store revenues for the period were expected to be in the range of flat to negative 2.0%.

"For the first time in over three years, we are reporting negative same- store revenues for the quarter," said Joe Malugen, Chairman, President and Chief Executive Officer. "Coming into the second half of 2004, we knew that the third quarter would be a very challenging period based on a positive 5.0% comp in last year's third quarter and the weaker home video release schedule in the back half of this year. In fact, we had only one title in the 2004- third quarter that generated $100+ million at the box office versus eight in the comparable period last year. To a lesser extent, during August and September, our operations in Florida and Alabama were also impacted by an unprecedented hurricane season which disrupted the normal day-to-day operations of about 325 stores."

"During the 2004-third quarter, we added a net total of 55 stores, with 65 new stores, 5 acquired stores and 15 store closures," added Malugen. "As a result, at quarter end, we had a total of 2,383 stores throughout North America, with 2,197 stores in the United States, 183 stores in Canada, and 3 stores in Mexico."

Preliminary 2004-Third Quarter Results
The Company continues to forecast revenues for the 2004-third quarter to be in the range of $185 million to $190 million, an increase of 11% to 14% over the comparable period last year. Previously, the Company had indicated that earnings for the 2004-third quarter were expected to be in the range of $0.29 to $0.32 per diluted share. However, with a lack of traffic-driving movie titles and a strong viewership of events such as the Summer Olympics adversely impacting rental comps, in addition to the business disruptions associated with the hurricanes, earnings for the 2004-third quarter are now forecasted to be in the range of $0.28 to $0.30 per share.

On November 4, 2004, the Company intends to release final financial results for the 2004-third quarter, as well as update its revenue and earnings guidance for the remainder of fiscal 2004.

About Movie Gallery
Movie Gallery currently owns and operates more than 2,350 video specialty stores located throughout North America. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets. For more information on the Company, please visit the Company's website at http://www.moviegallery.com

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 4, 2004. In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the 2004-third quarter and 2004 full-year if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) the Company's actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected; (vi) the availability of movies and games is less than expected; (vii) competitive pressures are greater than anticipated; or (viii) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

SOURCE  Movie Gallery, Inc.
    -0-                             10/07/2004
    /CONTACT: Thomas D. Johnson, Jr., SVP of Investor Relations of Movie Gallery, Inc., +1-334-702-2400/
    /Web site:  http://www.moviegallery.com /
    (MOVI)

CO:  Movie Gallery, Inc.
ST:  Alabama
IN:  ENT REA
SU:  SLS